UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1 TO

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 17, 2003

MAGMA DESIGN AUTOMATION, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction of incorporation)

000-33213	77-0454924
(Commission File Number)	(I.R.S. Employer Identification Number

460 Bayfront Plaza, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

(408) 565-7500

(Registrant’s telephone number, including area code)

Item 7.	Financial Statements and Exhibits

On October 31, 2003, Magma Design Automation, Inc. (“Magma”) filed a Current Report on Form 8-K to report its acquisition of Silicon Metrics Corporation. In that report, Magma indicated that it would file the information required by this Item 7 of Form 8-K no later than the date required by this Item. Magma is filing this Amendment No. 1 to provide this financial information.

Financial statements of business acquired

The following financial statements of Silicon Metrics are included in this report

Balance Sheet as of December 31, 2002 and 2001 and September 30, 2003 (unaudited).

Statements of Operations for the years ended December 31, 2002 and 2001 and the nine months ended September 30, 2003 and 2002 (unaudited).

Statements of Cash Flows for the years ended December 31, 2002 and 2001 and the nine months ended September 30, 2003 and 2002 (unaudited).

Statement of Stockholders’ Equity (Deficit) for the years ended December 31, 2002 and 2001 and the nine months ended September 30, 2003 (unaudited).

Notes to Financial Statements

Pro forma combined financial information.

The following unaudited pro forma combined condensed financial information is being filed herewith:

Unaudited Pro Forma Combined Condensed Balance Sheet

Unaudited Six Months Pro Forma Combined Condensed Statements of Operations

Unaudited Twelve Months Pro Forma Combined Condensed Statements of Operations

Notes to the Combined Condensed Financial Statements.

(a) FINANCIAL STATEMENT OF BUSINESS ACQUIRED.

Re port of Independent Auditors

The Board of Directors

Silicon Metrics Corporation

We have audited the accompanying balance sheets of Silicon Metrics Corporation as of December 31, 2002 and 2001, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silicon Metrics Corporation at December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and negative cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

/s/ Ernst and Young, LLP

Austin, Texas

April 18, 2003

Silicon Metrics Corporation

Bala nce Sheets

	December 31, 2001	December 31, 2002	September 30, 2003 (Unaudited)
Assets
Cash and cash equivalents	$5,586,815	$1,115,444	$413,394
Accounts receivable	1,515,738	1,869,194	1,281,320
Employee advances	63,050	48,175	48,175
Prepaid expenses and other	218,741	238,765	224,948

Total current assets	7,384,344	3,271,578	1,967,836

Property and equipment:
Equipment	81,364	83,480	102,887
Computers and purchased software	2,447,129	2,553,281	2,238,083
Furniture and fixtures	156,822	158,857	197,816

	2,685,315	2,795,618	2,538,786
Accumulated depreciation and amortization	(1,577,857)	(2,211,832)	(2,193,601)

Property and equipment, net	1,107,458	583,786	345,185

Other assets	264,514	201,473	108,176
Notes receivable – related parties	48,000	—	—

Total assets	$8,804,316	$4,056,837	$2,421,197

	December 31, 2001	December 31, 2002	September 30, 2003 (Unaudited)

Liabilities, mandatorily redeemable convertible preferred stock and stockholders’ equity (deficit)
Accounts payable	$129,980	$224,825	$475,247
Accrued expenses	510,721	778,864	418,272
Current portion of long-term debt in default	2,949,226	1,415,398	1,847,106
Capital lease obligation	135,556	451,234	261,734
Deferred revenue	560,824	472,732	2,001,825

Total Current Liabilities	4,286,307	3,343,053	5,004,184

Total liabilities	4,286,307	3,343,053	5,004,184

Mandatorily redeemable convertible preferred stock:
Convertible Preferred Stock, $0.0002 par value, 24,742,008 shares authorized:
Series A—$0.0002 par value; 567,008 shares issued and outstanding (liquidation value of $160,000)	160,000	160,000	160,000
Series B—$0.0002 par value; 5,000,000 shares issued and outstanding (liquidation value of $2,500,000)	2,500,000	2,500,000	2,500,000
Series C—$0.0002 par value; 5,985,222 shares issued and outstanding (liquidation value of $6,075,000)	6,075,000	6,075,000	6,075,000
Series D—$0.0002 par value; 4,466,778 shares issued and outstanding (liquidation value of $8,000,000)	8,000,000	8,000,000	8,000,000
Series E—$0.0002 par value; 5,557,673 shares issued and outstanding (liquidation value of $6,992,000)	6,992,000	6,992,000	6,992,000

Total mandatorily redeemable convertible preferred stock	23,727,000	23,727,000	23,727,000

Stockholders’ equity (deficit):
Common Stock—$0.0002 par value; 41,000,000 shares authorized; 4,413,521, 4,306,954 and 4,444,134 shares issued and outstanding at December 31, 2001 and 2002 and September 30, 2003, respectively	883	862	889
Additional paid-in capital	341,525	326,803	833,273
Stockholder notes	(102,636)	—	—
Accumulated deficit	(19,448,763)	(23,340,881)	(27,144,149)

Total stockholders’ equity (deficit)	(19,208,991)	(23,013,216)	(26,309,987)

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ equity (deficit)	$8,804,316	$4,056,837	$2,421,197

See accompanying notes.

Silicon Metrics Corporation

Statements of Operations

	For the years ended December 31,		For the nine months ended September 30,
	2001	2002	2002	2003
			(Unaudited)	(Unaudited)
Revenue:
Product	$2,678,462	$4,062,869	$3,032,917	$1,124,460
Subscription	—	393,561	84,131	590,342
Services	998,920	1,203,749	852,864	1,190,442

	3,677,382	5,660,179	3,969,912	2,905,244
Cost of revenue:
Product	271,389	258,500	193,875	196,125
Services	798,844	645,613	483,319	474,749

	1,070,233	904,113	677,194	670,874

Gross profit	2,607,149	4,756,066	3,292,718	2,234,370

Operating expenses:
Research and development	4,380,549	3,137,914	3,310,121	2,628,424
Selling and marketing	3,914,066	3,784,632	1,986,679	1,781,778
General and administrative	1,496,349	1,398,809	866,088	884,982

	9,790,964	8,321,355	6,162,888	5,295,184

Other income (expense):
Interest income	113,961	60,718	53,414	6,575
Interest expense	(439,657)	(387,547)	(312,419)	(749,029)

	(325,696)	(326,829)	(259,005)	(742,454)

Net loss	$(7,509,511)	$(3,892,118)	$(3,129,175)	$(3,803,268)

See accompanying notes.

Silicon Metrics Corporation

Statements of Stockholders’ Equity (Deficit)

	Common Stock		Additional
	Number of Shares	Par Value	Paid-In Capital	Stockholder Notes	Accumulated Deficit	Total
Balance at December 31, 2000	4,220,660	$845	$440,925	$(142,917)	$(11,939,252)	$(11,640,399)
Exercise of stock options	345,549	69	26,805	—	—	26,874
Purchase and cancellation of shares	(152,688)	(31)	(17,622)	17,653	—	—
Issuance costs related to Series E Convertible Preferred Stock	—	—	(108,583)	—	—	(108,583)
Repayment of stockholder note	—	—	—	22,628	—	22,628
Net loss	—	—	—	—	(7,509,511)	(7,509,511)

Balance at December 31, 2001	4,413,521	883	341,525	(102,636)	(19,448,763)	(19,208,991)
Exercise of stock options	5,100	1	152	—	—	153
Purchase and cancellation of shares and repayment of note	(111,667)	(22)	(11,144)	26,746	—	15,580
Issuance costs related to Series E Convertible Preferred Stock	—	—	(3,730)	—	—	(3,730)
Cancellation of stockholder notes	—	—	—	75,890	—	75,890
Net loss	—	—	—	—	(3,892,118)	(3,892,118)

Balance at December 31, 2002	4,306,954	862	326,803	—	(23,340,881)	(23,013,216)
Exercise of stock options (unaudited)	137,180	27	4,995	—	—	5,022
Issuance of warrant in connection with debt financing (unaudited)	—	—	501,475	—	—	501,475
Net loss (unaudited)	—	—	—	—	(3,803,268)	(3,803,268)

Balance at September 30, 2003 (unaudited)	4,444,134	$889	$833,273	$—	$(27,144,149)	$(26,309,987)

See accompanying notes.

Silicon Metrics Corporation

Statements of Cash Flows

	For the year ended December 31,		For nine months ended September 30,
	2001	2002	2002	2003

			(Unaudited)	(Unaudited)
Operating activities
Net loss	$(7,509,511)	$(3,892,118)	$(3,129,175)	$(3,803,268)
Adjustment to reconcile net loss to cash used in operating activities:
Depreciation and amortization	740,088	633,975	513,515	346,317
Noncash interest expense	57,974	45,651	34,238	527,855
Cancellation of stockholder notes	—	75,890	—	—
Loss on disposal of assets	7,299	—	—	4,515
Changes in operating assets and liabilities:
Accounts receivable	2,405,041	(353,456)	629,036	587,874
Employee advances	7,760	14,875	3,500	—
Prepaid expenses and other	126,872	(20,024)	(27,667)	13,818
Other assets	100,935	63,041	85,124	93,297
Notes receivable – related parties	(48,000)	48,000	(15,477)	—
Accounts payable	(412,127)	94,845	76,904	250,422
Accrued expenses	(138,959)	268,143	173,502	(360,592)
Deferred revenue	(1,677,640)	(88,092)	(292,001)	1,529,093

Net cash used in operating activities	(6,340,268)	(3,109,270)	(1,948,501)	(810,669)

Investing activities
Purchase of property and equipment	(349,614)	(110,303)	(123,798)	(112,231)

Net cash used in investing activities	(349,614)	(110,303)	(123,798)	(112,231)

Financing activities
Repayments of debt	(681,720)	(1,128,245)	(934,883)	(68,292)
Proceeds from issuance of common stock	2,984,914	—	—	—
Payments on capital leases	(254,398)	(135,556)	(164,324)	(215,880)
Proceeds from issuance of preferred stock, net of issuance costs	6,883,417	(3,730)	(3,730)	—
Proceeds from issuance of notes payable	—	—	—	500,000
Proceeds for exercise of stock options	26,874	153	—	5,022
Proceeds from payments on stockholder notes	22,628	—	—	—
Purchase and cancellation of shares and repayment of note	—	15,580	15,580	—

Net cash (used in) provided by financing activities	8,981,715	(1,251,798)	(1,087,357)	220,850

Decrease to cash and cash equivalents	2,291,833	(4,471,371)	(3,159,656)	(702,050)
Cash and cash equivalents at beginning of year	3,294,982	5,586,815	5,586,815	1,115,444

Cash and cash equivalents at end of year	$5,586,815	$1,115,444	$2,427,159	$413,394

Supplemental cash flow disclosure:
Cash paid for interest	$272,302	$341,895	$278,181	$221,175

Forgiveness of interest on cancelled shareholder notes	$—	$12,484	$12,484	$—

Issuance of warrant in connection with debt financing	$—	$—	$—	$501,475

See accompanying notes.

NOTES TO FINANCIAL STATEMENTS

1. Organization

Silicon Metrics Corporation (“Silicon Metrics” or “the Company”) was founded on July 1, 1997 for the purpose of developing, marketing, selling, and supporting electronic design automation solutions.

During the year ended December 31, 2002 and 2001, Silicon Metrics reported net losses of approximately $3,892,000 and $7,510,000 and had operating cash flow deficits of approximately $3,109,000 and $6,340,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management believes the Company’s ability to meet its obligations for the next twelve months will be funded through 2003 operations. If operations are not sufficient, management may be required to raise additional equity to finance its operations through private placements with new and/or existing stockholders. If these sources of financing become unavailable to the Company, which management believes is unlikely, management would adjust the current level of operations and cash expenditures to an internally sustainable level.

The interim financial statements of Silicon Metrics for the nine months ended September 30, 2003 and 2002 included herein have been prepared by management, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at September 30, 2003 and the results of its operations and its cash flows for the nine months ended September 30, 2002 and 2003.

2. Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents consist of cash deposits and highly liquid financial instruments with an original maturity of three months or less when purchased.

Fair Value of Financial Instruments

Financial instruments consist principally of cash and cash equivalents, accounts receivable and accounts payable. Silicon Metrics believes all of the financial instruments’ recorded values approximate current market values.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the useful lives of the assets, generally three to five years.

Concentrations of Credit Risk

Financial instruments that potentially expose Silicon Metrics to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents at times exceed FDIC insurance coverage limits. The Company maintains its cash and cash equivalents in two major, creditworthy financial institutions and has not experienced any losses on its deposits.

Silicon Metrics does not require collateral on accounts receivable. At December 31, 2002, two customers accounted for approximately 44 percent of accounts receivable, and at December 31, 2001 three customers accounted for 83 percent of accounts receivable. For the nine months ended September 30, 2003 and 2002, two customers accounted for approximately 74 and 85 percent, respectively, of accounts receivable (unaudited). During the years ended December 31, 2002 and 2001, two customers accounted for 50 percent of total revenue, and five customers accounted for 69 percent of total revenue, respectively. For the nine months ended September 30, 2003 and 2002, three customers accounted for 53 and 68 percent of total revenue, respectively (unaudited). To date, credit losses have been within management’s expectations.

Revenue Recognition

Product revenues primarily consist of time-based and perpetual license fees that provide customers with the right to use Silicon Metrics’ products. Revenue from time-based and perpetual licenses is recognized when persuasive evidence of an arrangement exists, delivery of the product has occurred, the fee is fixed and determinable, and collection is probable.

In 2002 Silicon Metrics introduced a new type of license called a subscription license. A subscription license is a license to use one or more of Silicon Metrics’ software products, and to receive support services for a limited period of time, usually one to three years. Since subscription licenses include bundled products and services, both product and services revenues are generally recognized ratably over the term of the license, or, if later, as payments become due. The terms of the subscription licenses, and the payments due thereon, may be structured flexibly to meet the needs of the customer. In certain situations, customers have limited rights to new technology through reconfiguration clauses under their agreements.

Service revenues consist primarily of maintenance and support services. Service revenues are generally recognized as the services are performed, upon completion of specific contractual events, or based on an estimated percentage of completion as the service progresses, depending on the underlying contract terms. Maintenance or post-contract customer support revenues are deferred and recognized ratably over the contract term.

When Silicon Metrics enters into arrangements with multiple elements, the residual method is used to record license revenue, as Silicon Metrics has not established vendor-specific objective evidence (VSOE) of fair value for its licenses. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered elements and is recognized as revenue. The fair value is based upon the normal pricing and discounting practices for products and services when sold separately and, for maintenance, is additionally measured by the renewal rate.

Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

Advertising Costs

Silicon Metrics expenses advertising costs as incurred. Advertising expense was not significant for the years ended December 31, 2002 and 2001and the nine months ended September 30, 2003 and 2002 (unaudited).

Income Taxes

Silicon Metrics accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Research and Development

Research and development costs are charged to operations as incurred. Silicon Metrics’ policy is to capitalize certain software development costs beginning when a product’s technological feasibility has been established through completion of a working model of the product and ending when a product is available for general release to customers. Due to the insignificance of costs incurred by Silicon Metrics between completion of the working model and the point at which the product is ready for general release, no costs have been capitalized through September 30, 2003.

Stock-Based Compensation

SFAS No. 123, Accounting for Stock-Based Compensation, prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by SFAS No. 123, Silicon Metrics has elected to continue to account for its employee stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees.

In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. Statement No. 148 amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement No. 148 amends the disclosure requirements of Statement No. 123 to require prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Silicon Metrics has adopted the disclosure provisions of Statement No. 148 for the year ended December 31, 2002.

The following table illustrates the effect on net loss if Silicon Metrics had applied the fair value recognition provisions of Statement No. 123 to stock-based employee compensation.

	For the year Ended December 31,		For the Nine Months Ended September 30,
	2001	2002	2002	2003
Net Loss:			(unaudited)	(unaudited)
As reported	$(7,509,511)	$(3,892,118)	$(3,129,175)	$(3,803,269)
Add: Stock-based employee compensation expense included in reported net loss	—	—	—	—
Deduct: Stock-based employee compensation expense determined under fair value method for all awards	(38,643)	(44,279)	(8,212)	(8,038)

Pro forma	$(7,548,154)	$(3,936,397)	$(3,137,387)	$(3,811,306)

The fair value for these options was estimated at the date of grant using a minimum value option pricing model with the following weighted-average assumptions: a volatility of near zero, risk-free interest rate ranging from 2.5 percent 6.75 percent (depending on grant date), an expected life of five years, and no expected dividends.

The effects of applying Statement No. 123 for pro forma disclosures are not likely to be representative of the effects on reported net loss for future years.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Pronouncements

In June 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which is effective for exit or disposal activities that are initiated after December 31, 2002. This statement nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity” and addresses the accounting and reporting for costs associated with exit or disposal activities. Silicon Metrics does not expect the adoption of this statement to have a material impact on its earnings or financial position.

In December 2002, the FASB issued SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123.” SFAS 148 amends SFAS 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The annual disclosure provisions are effective for fiscal years ending after December 15, 2002. Silicon Metrics adopted the disclosure requirements of this standard in fiscal 2003 and the adoption of SFAS 148 did not have a material effect on its financial statements.

In November 2002, the FASB issued Interpretation 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). For guarantees issued or modified after December 31, 2002, a liability shall be recognized for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements are effective for interim and annual financial statements for periods ending after December 15, 2002. In June 2003, the FASB issued a FASB Staff Position, which indicated that indemnification clauses in software agreements related to intellectual property infringement are subject to disclosure requirements of FIN 45, but not the initial recognition or measurement provisions. The adoption of FIN 45 did not have a material effect on Silicon Metrics’ financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” an Interpretation of ARB No. 51 (“FIN 46”). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. The original effective date of FIN 46 was delayed to the first reporting period ending after December 15, 2003 (December 31, 2003 for Silicon Metrics) for any variable interest entities or potential variable interest entities created before February 1, 2003. Silicon Metrics believes the impact of FIN 46 on its consolidated financial position, results of operations and cash flows will not be significant.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. The provisions of this statement will have no impact on the statement of financial position of Silicon Metrics.

3. Long-Term Debt in Default

In December 1999, Silicon Metrics obtained a debt facility in the amount of $2 million bearing interest at 12 percent, with an initial term of 36 months. In December 2001, Silicon Metrics modified this agreement. The modification extended the term an additional 12 months and stated that no amounts drawn are payable until September 20, 2001. As part of the modification, Silicon Metrics issued a warrant to purchase 147,783 shares of Series C Preferred Stock (See Note 4). This facility is secured by all of Silicon Metrics’ assets.

During 2000, Silicon Metrics entered into a capital lease agreement with a financing institution. Under the agreement, Silicon Metrics may borrow up to $750,000 to purchase or lease equipment. As of December 31, 2002, the outstanding balance under this agreement was $619,000. This indebtedness, which bears interest at approximately seven percent per year, is secured by a security interest in the equipment and is generally repayable over the next three years.

As of September 30, 2003, December 31, 2002 and 2001, equipment under capital leases included in property and equipment was $0 (unaudited), $0 and $601,000, respectively. Amortization of the capital lease assets are included in depreciation expense.

As of December 31, 2002, Silicon Metrics was in default on all of its long-term debt and all debt was recorded as current. None of the debt holders have pursued remedies available under the defaults. As of March 30, 2003, the debt holders have signed an Amended Debt Agreement in which the debt holders have agreed to waive any and all prior defaults by Silicon Metrics under the loan agreement. Furthermore, Silicon Metrics is not required to make payments of interest and principal until December 31, 2003. Thereafter, Silicon Metrics shall make payments of interest and principal until the maturity of the debt at a rate of 12% per annum. As compensation for entering the Amended Debt Agreement, the debt holders were granted warrants to purchase 524,134 shares of Series C Convertible Preferred Stock at $0.50 per share.

Pursuant to the Amended Debt Agreement, future minimum principal payments due under long-term debt as of December 31, 2002 are as follows:

Fiscal Year	Debt
2003	$1,698,442
2004	168,190

1,866,632
Less current portion (inclusive of debt in default)	(1,698,442)

Long-term debt	$168,190

4. Redeemable Convertible Preferred Stock

Silicon Metrics currently has authorization for the issuance of 24,742,008 shares of $0.0002 par value preferred stock, of which 21,576,681 were issued and outstanding at December 31, 2002. Of the authorized preferred shares, 567,008 are designated Series A, 5,075,000 are designated Series B, 7,100,000 are designated Series C, 5,000,000 are designated Series D, and 7,000,000 are designated Series E.

The preferred stockholders have the right to one vote for each share of common stock into which such holder’s share of preferred stock could then be converted.

The Series A, Series B, Series C, Series D, and Series E preferred stock have liquidation preferences that entitle these stockholders to receive prior to and in preference to the common stockholders payment or distribution of any assets or surplus funds equal to $0.28, $0.50, $1.015, $1.791, and $1.258, respectively, per share plus any accrued and unpaid dividends on those shares. If declared by the Board of Directors, dividends will be paid to the holders of preferred stock at a rate of $0.0198, $0.035, $0.07, $0.1254, and $0.088, respectively. As of December 31, 2002, no such dividends have been declared.

A two-thirds majority of the holders of preferred stock may elect to require Silicon Metrics, for an amount per share equal to the liquidation price, to redeem on or after the dates specified below up to a cumulative total of that percentage of the shares of preferred stock, net of any shares previously redeemed:

Mandatory Redemption Date	Percentages of Shares Which May be Redeemed
February 20, 2006	½ the remaining preferred shares outstanding
February 20, 2007	½ the remaining preferred shares outstanding
February 20, 2008	All remaining preferred shares outstanding

100%

Preferred stock is convertible at the option of the holder into common stock on a one-to-one basis, subject to certain antidilution and performance adjustments. As such, Silicon Metrics has reserved 21,576,681 shares of common stock for issuance upon conversion of the outstanding shares of Series A, B, C, D, and E preferred stock.

In the event of conversion to common stock, the preferred stockholders shall receive consideration at conversion for all accrued and unpaid dividends. All outstanding shares of preferred stock shall convert upon the closing of a qualified public offering.

5. Stockholders’ Equity

Stockholder Notes Receivable

In 2000, the Company entered into full recourse promissory notes with officers of the Company for the aggregate principal amount of $142,917. The notes were used to exercise options to purchase 1,584,670 shares of common stock. The promissory notes are reflected as a reduction to stockholder’s equity on the accompanying balance sheet. In 2002 the Company forgave the remaining principal and interest due on the promissory notes of $88,000. As a result of this forgiveness, these promissory notes lose their recourse status and require variable accounting treatment. The value of the Company’s common stock at December 31, 2002 had not changed since the date of this promissory note forgiveness, thus no compensation expense was recorded for fiscal year 2002.

During 2001, the Company entered into a severance agreement with an employee whereby, upon termination, the Company agreed to repurchase 152,688 shares of common stock through the forgiveness of the portion of the promissory note used to purchase the common stock. The employee repaid the remaining portion of the note in 2001.

Stock Option Plan

Silicon Metrics has a 1997 Stock Option Plan/Stock Issuance Plan and a 2002 Stock Option/Stock Issuance Plan under which employees, members of the Board of Directors, and independent advisors may be granted options to purchase shares of Silicon Metric’s common stock or be issued shares of Silicon Metric’s commons stock directly. The term of each option is no more than ten years from the date of grant, and is exercisable in accordance with each option’s vesting schedule, subject to a repurchase agreement. The stock options and related stock will generally vest over a four-year cumulative period. Each of the Plans contains a provision that allows option holders to exercise their options before vesting. These early exercises are subject to repurchase by Silicon Metrics until the options become vested. Silicon Metrics also has the right of first refusal for any proposed disposition of shares issued under the Plans.

Due to the decline in the market value of Silicon Metrics’ common stock, the Board of Directors authorized Silicon Metrics to reprice stock options granted to employees and officers with exercise prices in excess of the fair market value on October 24, 2002. All option holders other than nonemployees, which were granted options under the incentive stock plans and which had an exercise price greater than $0.03 per share, were given the opportunity to reduce their exercise price to $0.03 per share, which was the market value of Silicon Metrics’ common stock on October 24, 2002. No other terms were changed. Options to purchase a total of 4,361,970 shares of common stock with a weighted average exercise price of $0.12 were repriced and are included in options forfeited and granted for fiscal year 2002. Under FASB Interpretation No. 44, these repriced options require variable accounting treatment until exercised, forfeited, or expired. The value of Silicon Metrics’ common stock at December 31, 2002 had not changed since October 24, 2002, thus no compensation expense was recorded for fiscal year 2002.

A summary of Silicon Metrics’ stock option activity and related information are as follows:

	Shares Available for Grant	Option Grants	Range of Exercise Prices	Weighted- Average Exercise Price
Balance at December 31, 2000	800,137	4,262,994	$0.03 – 0.27	$0.15
Allocated to pool	2,000,000	—	—	—
Granted	(2,076,000)	2,076,000	0.19 – 0.27	0.22
Cancelled	537,625	(537,625)	0.04 – 0.27	0.20
Exercised	—	(345,549)	0.04 – 0.27	0.08

Balance at December 31, 2001	1,261,762	5,455,820	0.03 – 0.27	0.14
Granted	(4,501,270)	4,501,270	0.03	0.03
Cancelled	4,361,970	(4,361,970)	0.04 – 0.27	0.16
Exercised	—	(5,100)	0.03	0.03

Balance at December 31, 2002	1,122,462	5,590,020	$0.03 – 0.05	$0.03
Granted (unaudited)	(612,000)	612,000	0.03	0.03
Cancelled (unaudited)	60,508	(60,508)	0.03	0.03
Exercised (unaudited)	—	(67,597)	0.03 – 0.05	0.03

Balance at September 30, 2003 (unaudited)	570,970	6,073,915	0.03 – 0.05	0.03
Exercisable and not subject to repurchase at December 31, 2002		3,736,878	$0.03 – 0.05	$0.03

Exercisable and not subject to repurchase at September 30, 2003 (unaudited)		4,133,917	$0.03 – 0.05	$0.03

The weighted-average remaining contractual life of options outstanding at December 31, 2002 and 2001 and for the nine months ended September 30, 2003 is 6.5 years, 8.0 years and 6.7 years (unaudited), respectively. At December 31. 2002, 181,188 shares of common stock are subject to rights of repurchase by Silicon Metrics with a weighted-average exercise price of $0.03. At September 30, 2003, 89,508 shares of common stock are subject to rights of repurchase by Silicon Metrics with a weighted-average exercise price of $0.03 (unaudited). The weighted-average fair value of options granted during 2002 and 2001 and for the nine months ended September 30, 2003 was $0.03, $0.04 and $0.03, respectively.

Warrants

A warrant to purchase 75,000 shares of Series B preferred stock at a price of $0.50 per share was outstanding at December 31, 2002. The warrant is exercisable at any time before October 16, 2008 or upon an initial public offering. The warrant was issued in 1998 to an equipment lessor in connection with the extension of lease and debt financing. At December 31, 2002, Silicon Metrics has reserved 75,000 shares of Series B preferred stock and common stock for the exercise and conversion of this warrant.

A warrant to purchase 295,567 shares of Series C preferred stock at a price of $1.015 per share was outstanding at December 31, 2002. The warrant is exercisable at any time before December 20, 2009. The warrant was issued in conjunction with the $2 million debt facility in December 2000. The value of the warrant was determined to be $150,000 using the Black-Scholes model. At December 31, 2002, Silicon Metrics has reserved 295,567 shares of Series C preferred stock and common stock for the exercise and conversion of this warrant.

A warrant to purchase 147,783 shares of Series C preferred stock at a price of $1.105 per share was outstanding at December 31, 2002. The warrant is exercisable at any time before December 20, 2009. The warrant was issued in conjunction with the modification of the $2 million debt facility in December 2001. The value of the warrant was determined to be $227,586 using the Black-Scholes model, assuming a expected life of ten years, volatility of 70 percent, and a risk free interest rate of 6.2 percent. At December 31, 2002, Silicon Metrics has reserved 147,783 shares of Series C preferred stock and common stock for the exercise and conversion of this warrant.

6. Income Taxes

As of December 31, 2002, Silicon Metrics had federal net operating loss carryforwards of approximately $19,082,000 and research and development credit carryforwards of approximately $537,000. The net operating loss carryforwards and research and development credit carryforwards will expire at various dates beginning in 2012, if not utilized.

Utilization of the net operating losses and credit carryforwards may be subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credit carryforwards before utilization.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes are as follows:

	December 31,
	2001	2002
Deferred tax assets:
Tax carryforwards	7,489,438	7,597,240
Depreciable assets	15,317	65,698
Deferred revenue	–	1,413,618
Accruals and other	72,633	42,988

Net deferred tax assets	7,577,388	9,119,544
Valuation allowance for net deferred tax assets	(7,577,388)	(9,119,544)

Net deferred taxes	$–	$–

Silicon Metrics has established a valuation allowance equal to the net deferred tax asset due to uncertainties regarding the realization of the deferred tax asset based on Silicon Metrics’ lack of earnings history. The valuation allowance increased by approximately $1,542,000 during the year ended December 31, 2002.

Silicon Metrics’ provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34 percent to loss before income taxes primarily as a result of the following:

	Year ended December 31,
	2001	2002

Computed at statutory rate	34%	34%
State taxes, net of federal benefit	3%	3%
Permanent items	(0.2%)	(0.3%)
R&D credit generated	2.2%	3%
Change in valuation allowance	(39%)	(39.7%)

	0.0%	0.0%

7. Commitments and Contingencies

Silicon Metrics leases its office facilities and office equipment under various operating lease agreements. Future minimum payments as of December 31, 2002 under these leases are as follows:

Year ending	Future Minimum Payments
2003	$226,368

$226,368

Rent expense for the years ended December 31, 2002 and 2001 were approximately $335,000, $357,000, respectively. For the unaudited nine months ended September 30, 2003 and 2002, rent expense was approximately $253,000 and 247,000, respectively (unaudited).

From time to time, Silicon Metrics is involved in various lawsuits and legal proceedings, which have arisen in the normal course of business. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the financial position of Silicon Metrics.

8. Subsequent Events (unaudited)

Debt Financing

In July 2003, Silicon Metrics entered into two debt financing agreements in the amount of $0.5 million bearing interest at 12 percent with initial terms of 17 months. Silicon Metrics issued three warrants to purchase 400,000 shares of Series E preferred stock at a price of $0.01 per share. The warrants are exercisable at any time before the earlier of 10 years from the date of issuance or an initial public offering. The warrant was issued in conjunction with the debt financing. The value of the warrants was determined to be $501,475 using the Black-Scholes option pricing model, using the contractual life of ten years and, assuming a volatility of 70 percent and a risk free interest rate of 4.1 percent.

Operating Lease

In September 2003, Silicon Metrics entered into an operating lease for new facilities with a term of sixty months. Future minimum lease payments under the above operating lease as of September 30, 2003 are as follows:

Fiscal Year	Debt
Remainder of 2003	$0
2004	117,462
2005	145,144
2006	149,633
2007 and thereafter	258,866

$671,105

Reorganization of Silicon Metrics

On June 6, 2003, Silicon Metrics formed a wholly-owned subsidiary, SMC Technology LLC, a Texas limited liability company. The financial position and results of its operations from the date of incorporation are included in the Silicon Metrics consolidated statements of financial position and of operations as of and for the nine months ended September 30, 2003. On October 15, 2003, Silicon Metrics formed a wholly-owned subsidiary, Nascentric, Inc, a Delaware Corporation.

Acquisition by Magma Design Automation

        On October 17, 2003, Magma Design Automation, Inc. (“Magma”), a Delaware corporation, acquired Silicon Metrics Corporation, a Delaware corporation (“Silicon Metrics”) pursuant to an Agreement and Plan of Merger and Reorganization dated October 16, 2003 among Magma, Silicon Metrics, a wholly-owned subsidiary of Magma (“Merger Sub”), and Vess Johnson and Austin Ventures V, L.P., as stockholder agents (the “SMC Merger Agreement”). Pursuant to the SMC Merger Agreement, Merger Sub merged with and into Silicon Metrics, with Silicon Metrics continuing as the surviving corporation and a wholly-owned subsidiary of Magma. Magma paid $18.0 million in cash to Silicon Metrics security holders, including approximately $2.0 million payable to participants in a Silicon Metrics bonus plan. In addition, Magma may be required to pay up to $14.0 million in contingent cash consideration pursuant to an earn-out schedule, a portion of which may become payable to participants in the Silicon Metrics bonus plan. Pursuant to the terms of the SMC Merger Agreement, $2.6 million of the consideration was retained by Magma in a segregated bank account to secure certain indemnification obligations of the Silicon Metrics stockholders and bonus plan participants. In connection with this acquisition, certain individuals entered into non-competition agreements with Magma.

In connection with the acquisition, Magma paid approximately $2.1 million to pay the balance of long-term debt outstanding.

(b) PRO FORMA FINANCIAL INFORMATION.

MAGMA DESIGN AUTOMATION, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

On October 17, 2003, Magma acquired Silicon Metrics, pursuant to an Agreement and Plan of Merger and Reorganization dated October 16, 2003. Pursuant to the merger agreement, a wholly-owned subsidiary of Magma merged with and into Silicon Metrics, with Silicon Metrics continuing as the surviving corporation and a wholly-owned subsidiary of Magma. Silicon Metrics develops characterization and modeling software for chip design.

Magma agreed to pay $18.0 million in cash to Silicon Metrics’ security holders, including approximately $2.0 million payable to participants in a Silicon Metrics acquisition bonus plan. In addition, the Company paid approximately $0.8 million in transaction fees. In addition, Magma may be required to pay up to $14.0 million in contingent cash consideration pursuant to an earn-out schedule, a portion of which may become payable to participants in the Silicon Metrics acquisition bonus plan. Pursuant to the terms of the merger agreement, $2.6 million of the consideration was retained by Magma in a segregated bank account to secure certain indemnification obligations of the Silicon Metrics stockholders and bonus plan participants. The acquisition of Silicon Metrics will be accounted for as a purchase and the results of operations will be included in Magma’s consolidated financial statements from the date of acquisition.

The accompanying unaudited pro forma combined condensed financial statements illustrate the effect of the acquisition on Magma’s financial position and results of operations. The unaudited pro forma combined condensed balance sheet is based on the historical balance sheets of Magma and Silicon Metrics as of September 30, 2003 and June 30, 2003 respectively, and assumes that the acquisition took place on the balance sheet date. The unaudited pro forma combined condensed statements of income are based on the historical statements of operations of Magma and Silicon Metrics for the six months ended September 30, 2003 and June 30, 2003, respectively, and the fiscal year ended March 31, 2003 for Magma and the year ended December 31, 2002 for Silicon Metrics assuming the acquisition had occurred on April 1, 2002.

The unaudited pro forma combined condensed financial statements may not be indicative of the actual results of the acquisition. The unaudited pro forma condensed combined financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase price to the acquired assets and assumed liabilities of Silicon Metrics. The final allocation of the purchase price will be determined after the completion of the merger and will be based upon actual net tangible and intangible assets acquired and liabilities assumed. The preliminary purchase price allocation for Silicon Metrics is subject to revision as more detailed analysis is completed and additional information on the fair values of Silicon Metrics’ assets and liabilities becomes available. Any change in the fair value of the net assets of Silicon Metrics will change the amount of the purchase price allocable to goodwill. Additionally, changes in Silicon Metrics’ working capital, including the results of operations from September 30, 2003 through the date of the acquisition, will change the amount of goodwill recorded. The final purchase price is dependent on the actual amount of cash to be paid and actual direct merger costs. The final purchase price will be determined upon completion of the merger. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein. The accompanying unaudited combined condensed pro forma financial statements should be read in conjunction with Magma’s historical financial statements and notes thereto contained in Magma’s fiscal 2003 Annual Report on Form 10-K and the Quarterly Report of Form 10-Q for the quarter ended September 30, 2003 and the financial statements of Silicon Metrics presented herein.

CONFORMING AND RECLASSIFICATION ADJUSTMENTS

There were no material adjustments required to conform the accounting policies of Magma and Silicon Metrics. Certain amounts have been reclassified to conform to Magma’s financial statement presentation.

MAGMA DESIGN AUTOMATION, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

(in thousands, except share data)

		Silicon Metrics
	Magma September 30, 2003	June 30, 2003	Pro forma Adjustments		Total
ASSETS
Current assets:
Cash and cash equivalents	$97,230	$357	$(16,200	)(2)	$81,387
Accounts receivable, net	22,274	818	—		23,092
Prepaid expenses and other current assets	8,287	335	—		8,622

Total current assets	127,791	1,510	(16,200)		113,101
Property and equipment, net	7,907	346	—		8,253
Long-term investments	120,019	—	—		120,019
Developed technology	9,776	—	1,800	(2)	11,576
Patents	—	—	1,200	(2)	1,200
Trademark	—	—	300	(2)	300
Customer relationships	—	—	2,100	(2)	2,100
Acquired customer contracts	—	—	300	(2)	300
Goodwill	—	—	14,145	(2)	14,145
Other assets	5,519	153	—		5,672

Total assets	$271,012	$2,009	$3,645		$276,666

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,332	$183	$—		$1,515
Accrued expenses	10,194	471	2,600	(4)	13,265
Current portion of long-term debt	—	1,652	—		1,652
Deferred revenue	15,777	1,096	(148	)(6)	16,725

Total current liabilities	27,303	3,402	2,452		33,157
Convertible subordinated notes	150,000	—	—		150,000
Other long-term liabilities	7	—	—		7

Total liabilities	177,310	3,402	2,452		183,164

Commitments and contingencies

Mandatorily redeemable convertible preferred stock	—	23,727	(23,727	)(1)	—

Stockholders’ equity (deficit):
Common stock	3	1	(1	)(1)	3
Additional paid-in capital	210,361	328	(328	)(1)	210,361
Deferred stock-based compensation	(1,422)	—	—		(1,422)
Accumulated deficit	(115,050)	(25,449)	25,449	(1)
			(200	)(3)	(115,250)
Treasury stock at cost	—	—	—		—
Accumulated other comprehensive loss	(190)	—	—		(190)

Total stockholders’ equity (deficit)	93,702	(25,120)	24,920		93,502

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ equity (deficit)	$271,012	$2,009	$3,645		$276,666

See accompanying notes to unaudited pro forma combined condensed financial statements

MAGMA DESIGN AUTOMATION, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Magma Six months ended September 30, 2003	Silicon Metrics Six months ended June 30, 2003	Pro forma Adjustments	Total
Revenue:
Licenses	$43,354	$1,105	$—	$44,459
Services	5,276	797	—	6,073

Total revenue	48,630	1,902	—	50,532
Cost of revenue	7,138	441	180 (5)	7,759

Gross profit	41,492	1,461	(180)	42,773

Operating expenses:
Research and development	11,027	1,755	—	12,782
Sales and marketing	15,403	1,094	—	16,497
General and administrative	4,837	560	—	5,397
Intangible amortization	—	—	410 (5)	410
Amortization of stock-based compensation	5,733	—	—	5,733

Total operating expenses	37,000	3,409	410	40,819

Operating income	4,492	(1,948)	(590)	1,954

Other income (expense):
Interest income	1,243	5	—	1,248
Interest expense	(322)	(165)	—	(487)
Other income (expense)	(334)	—	—	(334)

Other income (expense), net	587	(160)	—	427

Net income (loss) before income taxes	5,079	(2,108)	(590)	2,380
Income taxes	(1,591)	—	—	(1,591)

Net income (loss)	$3,488	$(2,108)	$(590)	$789

Net income per common share
Basic	$0.12			$0.03

Diluted	$0.09			$0.02

Weighted average shares:
Basic	30,264			30,264

Diluted	39,688			39,688

See accompanying notes to unaudited pro forma combined condensed financial statements.

MAGMA DESIGN AUTOMATION, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Magma Twelve months ended March 31, 2003	Silicon Metrics Twelve months ended December 31, 2002	Pro forma Adjustments	Total
Revenue:
Licenses	$63,631	$4,456	$—	$68,087
Services	11,461	1,204	—	12,665

Total revenue	75,092	5,660	—	80,752
Cost of revenue	11,518	904	360 (5)	12,782

Gross profit	63,574	4,756	(360)	67,970

Operating expenses:
Research and development	18,687	3,137	—	21,824
Sales and marketing	25,656	3,785	—	29,441
General and administrative	10,680	1,399	—	12,079
Restructuring costs	727	—	—	727
Intangible amortization	—	—	820 (5)	820
Amortization of stock-based compensation	4,830		—	4830

Total operating expenses	60,580	8,321	820	69,721

Operating income	2,994	(3,565)	(1,180)	(1,751)

Other income (expense):
Interest income	1,841	61	—	1,902
Interest expense	(1)	(388)	—	(389)
Other income (expense)	(577)	—	—	(577)

Other income (expense), net	1,263	(327)	—	936

Net income (loss) before income taxes	4,257	(3,892)	(1,180)	(815)
Income taxes	(1,183)	—	—	(1,183)

Net income (loss)	$3,074	$(3,892)	$(1,180)	$(1,998)

Net income per common share
Basic	$0.10			$(0.07)

Diluted	$0.10			$(0.06)

Weighted average shares:
Basic	30,521			30,521

Diluted	31,976			31,976

See accompanying notes to unaudited pro forma combined condensed financial statements.

MAGMA DESIGN AUTOMATION, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(1)	To reflect the elimination of the mandatorily redeemable convertible preferred stock and the stockholders’ equity accounts of Silicon Metrics.

(2)	To allocate the purchase price, assuming the acquisition of Silicon Metrics occurred on September 30, 2003.

The approximate purchase price (in thousands):

Required cash payments to stockholders	$15,400
Escrow retained by Magma	2,600
Purchase price	18,000
Estimated transaction and other direct acquisition costs	800

$18,800

The total purchase price was allocated as follows:

Historical net tangible liabilities at September 30, 2003	$(1,245)
In-process research and development	200
Developed technology	1,800
Patents	1,200
Trademark	300
Customer relationships	2,100
Acquired customer contracts	300
Goodwill	14,145

Total	$18,800

In-process technology in the amount of $0.2 million for Silicon Metrics was expensed in the period in which the acquisition consummated. In-process research and development consisted of technology which had not yet reached technological feasibility and had no alternative future use as of the date of acquisition. The estimate of in-process research and development costs involved one project, which was 52% complete.

(3)	To write-off the value of in-process research and development

(4)	To record $2.6 million of purchase consideration retained by Magma to secure certain indemnification obligations of the Silicon Metrics stockholders and bonus plan participants.

(5)

To record amortization of intangible assets associated with the acquisition of Silicon Metrics as follows: customer relationships totaling $2.1 million, trademarks totaling $0.3 million, acquired customer contracts totaling $0.3 million, developed technology totaling $1.8 million and patents totaling $1.2 million. All intangible assets will be amortized over 5 years except for acquired customer contracts, which will be amortized over 3 years.

(6)	To reduce deferred revenue to their fair value.

(c)	EXHIBITS.

2.1	Agreement and Plan of Merger and Reorganization, dated as of October 16, 2003, among Magma Design Automation, Inc., Silicon Metrics Corporation, Silicon Correlation, Inc., and Vess Johnson and Austin Ventures V, L.P., as Stockholder Agents (incorporated by reference to Exhibit 2.1 to Magma’s current report on Form 8-K dated October 17, 2003)

23.1	Consent of Ernst and Young, LLP, Independent Auditors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGMA DESIGN AUTOMATION, INC.

Dated: December 30, 2003	By:	/s/ Gregory C. Walker

Gregory C. Walker Senior Vice President—Finance and Chief Financial Officer (Duly Authorized Signatory)

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization, dated as of October 16, 2003, among Magma Design Automation, Inc., Silicon Metrics Corporation, Silicon Correlation, Inc., and Vess Johnson and Austin Ventures V, L.P., as Stockholder Agents (incorporated by reference to Exhibit 2.1 to Magma’s Current Report on Form 8-K filed October 17, 2003)
23.1	Consent of Ernst & Young, LLP, Independent Auditors